Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders


Nuveen New York Dividend Advantage
Municipal Fund 2
811-10253

The annual meeting of shareholders was held in the offices of Nuveen Investments on March 30, 2012; at this meeting the shareholders were asked to vote on the election of Board Members, the elimination of Fundamental Investment Policies and the approval of new Fundamental Investment Policies. The meeting was subsequently adjourned to May 8, 2012.

Final voting results for May 8, 2012 are as follows:

<c> Common and Preferred shares voting
together as a class

Preferred shares voting together as a class
To approve the elimination of the
fundamental policies relating to the Funds ability to make loans.


   For
                       4,398,821
                   1,526,210
   Against
                          268,226
                        16,135
   Abstain
                          109,907
                        15,200
   Broker Non-Votes
                       1,474,474
                      524,859
      Total
                       6,251,428
                   2,082,404



To approve the new fundamental policy
relating to the Funds ability to make loans.


   For
                       4,391,811
                   1,524,710
   Against
                          273,826
                        16,135
   Abstain
                          111,317
                        16,700
   Broker Non-Votes
                       1,474,474
                      524,859
      Total
                       6,251,428
                   2,082,404

Proxy materials are herein
incorporated by reference
to the SEC filing on March 1,
2012, under
Conformed Submission Type
DEF 14A, accession
number 0001193125-12-092168